UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

SWK HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0435679
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5956 Sherry Lane, Suite 650 Dallas, TX	75225
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
9.00% Senior Notes due 2027	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-274511

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

SWK Holdings Corporation (the “Registrant”) has filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, a prospectus, dated September 28, 2023 (the “Prospectus”). The Prospectus relates to the offering of $30.0 million aggregate principal amount of 9.00% Senior Notes due 2027 (the “Notes”) to be issued by the Registrant. The Prospectus forms a part of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-274511), previously filed with the Commission and declared effective on September 28, 2023.

Item 1.	Description of Registrant’s Securities to be Registered.

The description under the heading “Description of Notes” in the Prospectus is incorporated by reference herein. Copies of such description will be filed with The Nasdaq Stock Market LLC.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Indenture dated as of October 3, 2023, between SWK Holdings Corporation and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on October 3, 2023).

4.2	First Supplemental Indenture dated as of October 3, 2023, between SWK Holdings Corporation and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on October 3, 2023).

4.3	Form of 9.00% Senior Notes due 2027 (included as Exhibit A to Exhibit 4.2 above).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SWK Holdings Corporation

Dated: October 3, 2023	By:	/s/ Joe D. Staggs
Joe D. Staggs
President and Chief Executive Officer